SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              COMFORCE Corporation
             (Exact name of registrant as specified in its charter)


                Delaware                               36-2262248
 (State of Incorporation or Organization) (I.R.S. Employer Identification No.)


           2001 Marcus Avenue
            Lake Success, NY                              11042
 (Address of principal executive offices)              (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1),
please check the following box.                                          [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following
box.                                                                     [ ]


Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class               Name of each exchange on which
           to be so registered               each class is to be registered
           -------------------               -------------------------------

      Common Stock, $.01 Par Value               American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:None


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Item 1.  Description of the Registrant's Securities to be Registered.

     On October 10, 1985, COMFORCE Corporation (the "Company") filed with the Securities and Exchange Commission, Form 8-A registering its common stock, par value $0.01 per share (the "Common Stock"), on the American Stock Exchange. The Company hereby files this Form 8-A/A, Amendment No. 1, to amend and restate the description of the Common Stock contained in the Form 8-A.

     The holders of the Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. Cumulative voting is not permitted with respect to the election of directors.

     The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Subject to the rights of holders of Preferred Stock, if any shares of Preferred Stock are then outstanding, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared, subject to the payment of preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors.

Item 2.  Exhibits.

I.  Exhibits

1.1* Specimen of $0.01 par value per share Common Stock Certificate of COMFORCE Corporation.

1.2 Bylaws of the Company, as amended and restated effective as of February 26, 1997 (filed as an Exhibit to Annual Report on Form 10-K for the year ending December 31, 1996 and incorporated herein by reference).

II.   Not applicable

*Filed simultaneously under cover of Form SE.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereto duly authorized.

                                    COMFORCE Corporation

                                    By   /s/ Andrew Reiben
                                       ---------------------------------
                                    Name:  Andrew Reiben
                                         -------------------------------
                                    Title:  Chief Accounting Officer
                                          ------------------------------
Date: July 24, 1997


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                                                                   EXHIBIT 1.1



                         [Specimen Stock Certificate]


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